SpectRx, Inc. (770) 242-8723
Bill Wells - Media
Thomas H. Muller, Jr. - Financial

SpectRx Reports Fourth Quarter and Year-End 2003 Results

Current Highlights:

  $7.3 million raised in private placement to support business growth
  Additional SimpleChoice® products planned for 2004
  First IRB approval received for pivotal FDA clinical trials of cervical cancer test
  $1.7 million in BiliChek product line sale milestones received

  Norcross, GA (March 30, 2004) -- SpectRx, Inc. (OTCBB: SPRX) today announced its operating results for the fourth quarter and year-end 2003.

  Revenue for the fourth quarter of 2003 was $450,000, compared with revenue of $774,000 in the fourth quarter of 2002. Revenue for all of 2003 was $1.6 million compared to $3.8 million in 2002. The reduction in revenue was primarily due to the sale of the BiliChek® business to Respironics, Inc. in March 2003.

  Net income for the fourth quarter of 2003 was $1.4 million, or $0.13 per basic share and $0.12 per diluted share, compared with a net loss of $2.0 million, or $0.18 per basic and diluted share, in the comparable quarter of 2002. Net income for the quarter reflects a $3.1 million gain on the sale of the BiliChek® business to Respironics. The gain on the sale includes recognition of $2.0 million of deferred gain from the initial payment in March 2003, $613,000 of net gain from payments received during the fourth quarter upon completion of engineering work and $496,000 of earn out earned during 2003. For the full year, the net loss was $2.9 million, or $0.26 per basic and diluted share, compared with a net loss of $8.8 million, or $0.79 per basic and diluted share, in 2002.

  "The recent financing was a key element in our strategy to complete the launch of our SimpleChoice product line and build our diabetes business," said Mark A. Samuels, SpectRx, Inc. chairman and chief executive officer. "We are also seeking separate financing for our cancer activities, which will allow us to recognize our vision of refocusing these elements of the company to better achieve our goals."

  Diabetes Business Update -

  "We plan to build our insulin delivery business by offering the widest range of insulin pump disposable infusion sets available on the market," said Bill Arthur, SpectRx, Inc. president and chief operating officer. "We are moving aggressively to roll out several new products this year, including the proprietary SimpleChoice patch. As more products are introduced this year, we believe that the SimpleChoice brand will begin to carve out a meaningful share of this growing $360 million worldwide market."

  "Additionally, we continue to make progress toward securing a strategic development partner for our other significant diabetes products, one of which is our continuous interstitial fluid sampler, a key component required to design and manufacture a continuous glucose monitor. We are in negotiations with a number of large diabetes companies and it is our plan to have a collaborative partner, or partners, in place this year," Mr. Arthur said.

  Cancer Detection Business Update -

  "As we continue our move closer to anticipated private financing, we have initiated activities to begin U.S. Food and Drug Administration (FDA) pivotal clinical trials of our non-invasive cervical test," said Keith D. Ignotz, chief executive officer of Guided Therapeutics, Inc., the SpectRx subsidiary company commercializing the non-invasive cervical cancer device. "We have received approval from the first clinical site's Institutional Review Board (IRB) for our FDA-reviewed clinical trial protocols and anticipate enrolling patients shortly after financing."

  SpectRx management will hold a conference call to discuss fourth quarter 2003 results on Wednesday, March 31, 2004 at 11 a.m. eastern time. To access the call via telephone, call 800-889-0817 or visit www.ccbn.com or www.fulldisclosure.com for access via the Internet.

  About SpectRx, Inc.

  SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. These FDA-cleared products complement its developmental consumer device for continuous glucose monitoring. SpectRx also plans to commercialize its non-invasive cancer detection technology in a separate company through separate financing. For more information, visit SpectRx's web sites at www.spectrx.com, www.mysimplechoice.com and www.guidedtherapeutics.com.

  SimpleChoice, SimpleChoice®easy and SimpleChoice®patch are trademarks owned by SimpleChoice, a SpectRx company.

  The Guided Therapeutics device is an investigational device and limited by federal law to investigational use.

  "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. SpectRx has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from SpectRx's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include: the ability of SpectRx to continue as a going concern, the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and subsequent quarterly reports.

  In Thousands except per share data

  SpectRx, Inc. and Subsidiaries
  Consolidated Condensed Statement of Operations (Unaudited)
	Three Months Ended		Year Ended
	Dec. 31		Dec. 31
	2003	2002	2003	2002
Revenue	$450	$774	$1,586	$3,798

Expenses
Cost of Sales	354	451	1,062	1,624
Research & Development	798	1,169	4,108	5,827
Selling, General & Administration	693	566	2,885	4,434
Total Operating Expense	1,845	2,186	8,055	11,885

Operating Loss	(1,395)	(1,412)	(6,469)	(8,087)

Gain on Sale of BiliChek Product Line	$3,107	0	$4,169	0

Interest & Other Income	(213)	(499)	(311)	(418)
Net Income (Loss)	1,499	(1,911)	(2,611)	(8,505)
Preferred Stock Dividends	(73)	(79)	(299)	(315)
Net Income (Loss) Available to Common Stockholders	$1,426	($1,990)	($2,910)	($8,820)

Basic Net Income (Loss) per Share	$0.13	($0.18)	($0.26)	($0.79)
Diluted Net Income (Loss) per Share	$0.12	($0.18)	($0.26)	($0.79)

Basic Weighted Average Shares Outstanding	11,336	11,249	11,270	11,209
Diluted Weighted Average Shares Outstanding	11,600	11,249	11,270	11,209

  Selected Balance Sheet Data (Unaudited)
	December 31, 2003	December 31, 2002
Cash Equivalents	$389	$1,287
Working Capital	(1,959)	1,066
Total Assets	6,714	7,472
Accumulated Deficit	(51,010)	(48,100)
Stockholders' Equity (DEFICIT)	(1,583)	836
Redeemable Preferred Stock, Long-term Portion	$3,264	$4,324

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